EXHIBIT 99
APPLIED INDUSTRIAL TECHNOLOGIES DECLARES
THREE-FOR-TWO STOCK SPLIT
CLEVELAND, OHIO (May 2, 2006) — Applied Industrial Technologies (NYSE-AIT) Chairman & Chief Executive Officer David L. Pugh announced today that the Company’s Board of Directors has declared a three-for-two stock split payable on June 15, 2006 to shareholders of record on June 1, 2006. The company’s stock had previously split three-for-two in December of 2004.
“We are pleased to announce this split,” said Pugh. “The trading volume in our stock has consistently increased over the last several years, and by making more shares available to the marketplace we expect that our liquidity will continue to improve. We believe the increased liquidity and the resulting share price of our stock following the split should make the stock more attractive to a broader audience of investors.”
On June 15, an additional stock certificate will be issued representing one additional share of common stock for every two shares of common stock held. Stock certificates presently held continue to be valid and should be retained. Fractional shares will not be issued but will be paid in cash. Following the stock split, approximately 45 million shares of the company’s stock will be outstanding. The Company’s previously announced cash dividend of $0.18 will be paid on May 31, 2006, prior to the stock split.
With more than 440 facilities and 4,500 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2005, Applied posted sales of $1.72 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “believe,” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including market activity, trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.